Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is made this 20th day of October, 2011 (the “Effective Date”) by and between SUN RIVER ENERGY, INC., a Colorado corporation (the “Company or Sun River Energy”), with its principal place of business at 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225 and Andrew Southwell, an Individual (“Consultant”), with his principal office at 231 South Bemiston Avenue, Suite 800, St. Louis, Missouri 63105.

Whereas the Company is exploring methods to monetize its coal and hard rock mineral properties (the “Mineral Resources”) located in Colfax County, New Mexico (“Colfax County”) and is desirous of obtaining from the Consultant consulting and advisory services on the basis hereinafter provided;

And Whereas the Consultant is qualified in the financial services and mining industry, including but not limited to coal and hard rock minerals, and is prepared to provide the services specified herein to the Company;

Witnesseth that in consideration of the covenants, agreements and warranties herein set forth and for other good and valuable consideration, the parties hereto respectively covenant and agree as follows:

1) Services to be provided by the Consultant (collectively “Services”).

a)
Scope:  The Consultant will oversee the development of the Mineral Resources belonging to the Company.  The initial focus will be on the properties owned by the Company in Colfax County, and may extend to other owned or leased properties as directed by the Company.  The coal and gold resources may be the first minerals to be developed, and additional minerals will be developed as mutually agreed.  This oversight will include:

i)	Advising the Company’s board of directors from time to time on recommended development strategy

ii)
Having authority over the hiring and expenditures, with the Company’s written approval, in the budget incorporated herein and attached hereto as Exhibit “A” (“Budget”), as amended from time to time by the mutual agreement of the parties.

iii)	Developing key studies on the resources, which in the Term of the engagement will include desktop studies for coal and gold proposed under Canadian Rules (NI 43-101).

Definition and scope of a desktop study

A desktop study is the first level of study that is performed on a mineral deposit to determine its economic viability. It is performed to determine whether the expense of scoping, , pre-feasibility, and feasibility studies are warranted. The most useful desktop studies are performed by independent engineers.

The desktop study is intended to summarize previous work, quantify the mineral resources and mineral resource potential of the project.  To determine the potential technical and financial feasibility of developing these resources under the current market conditions and commodity prices.

The desktop study, as indicated by its name, does not involve a trip to the field but uses data that is available in published sources and private sources available to the engineering firm.

The desktop study will be a report of 10-20 pages, which should include some maps and a preliminary financial model. The extent of the inferences drawn will depend on the available data, but typically include:

(a)	Size of the mineral resource
(b)	Mineral quality
(c)	Market overview
(d)	Forecast mine production rates
(e)	Capital costs to develop and sustain the mining operation,
(f)	Operating costs
(g)	Projected cash flows
(h)	Mine to market logistics
(i)	Environmental and permitting
(j)	Legal and political issues
(k)	Fatal flaws

iv)	The commencement of National Instrument 43-101 or equivalent study, sufficient to satisfy the requirements for listing on the Toronto Stock Exchange, if indicated.

v)	Commencing permitting for the Mineral Resources as indicated by the studies set forth above in Section (1)(a)(iii).

vi)
Marketing the opportunity to key partners with the written approval and in consultation with the Company including, Indian and Chinese steelmakers, attendees at the Asia Mining Congress, and attendees at the Minexpo convention in 2012.

vii)
Providing financial services to the Company upon the various terms and conditions hereinafter set forth and as may be directed from time to time by (i) the Chief Operating Officer (the “COO”) and/or (ii) the Chief Executive Officer (the “CEO”) of the Company, and in connection therewith the Consultant agrees to report directly to the COO and/or the CEO

viii)
Consultant agrees to provide the Company with a written update on the status of his Services on the 10th of each month (or next business day if the 10th falls on a weekend or Federal Holiday) for the prior calendar month or when requested by the Company.

b)	Timeframe: The timeframe for developing the studies and the marketing efforts are those indicated by the Budget, as amended from time to time by the mutual agreement of the parties.

c)
Time commitment: The Consultant agrees to devote as much time as is reasonably necessary to complete those Services set forth in this Agreement.  The Company acknowledges that Consultant has other business interests and acknowledges that Consultant’s efforts on behalf of his other interests are the sole and separate property of Consultant.  Consultant agrees to abide by the Company’s policies at all times.  These policies are attached hereto and may be supplemented or amended.  Consultant shall be provided with all revisions in writing prior to being required to abide by same.

d)	Expenditures and hiring. All expenses and all new hires must be approved by the Company in writing.

2) Term.  This contract is contingent upon and shall not become effective until the Company obtains sufficient funding from third parties to finance the Company’s obligations under this contract.  In the event the Company fails to obtain such funding on or before November 30, 2011, this contract shall be void and of no effect.  In the event the Company obtains such funding on or before November 30, 2011, the consultant will provide consulting services from the Effective Date of this Agreement until the earlier of June, 2012, or until such time as he is employed by the Company or a subsidiary of the Company established to develop the Mineral Resources, as discussed in the Letter of Intent signed by the Company and the Consultant and dated September 12, 2011 (the “Term”).  The Term can be amended by mutual consent.  However, the term of this Agreement, as it relates to Section 6 regarding Confidential Information, shall be for a period of three (3) years from the Effective Date of this Agreement.

3) Compensation.  The Consultant shall be compensated for his services under this Agreement on the following basis:

a)
During the Term of this Agreement, the Company shall pay the total amount of $20,000 per month to Consultant, as compensation for his services.  The first payment to the Consultant shall be pro rata and made on or before November 30, 2011.  Payments thereafter shall be made on the last day of the month; and

b)
The Consultant shall be reimbursed for reasonable travel expenses incurred in performing his obligations under this Agreement which shall be supported by written invoices, expense reports, vouchers or other evidences of payment. All expenses, including those set forth in the attached Budget, must be approved by the Company in writing, and such approval shall not be unreasonably withheld.  All such expenses approved by the Company shall be reimbursed by the Company within 15 days after submission by consultant of the required written evidences of payment.

4) Termination. Either party may terminate this Agreement upon 10 days written notice in the event that the other party fails to perform any of its material obligations under this Agreement, or defaults in any of its material obligations under this Agreement. Either party may terminate this agreement upon 30 days written notice for any reason whatsoever.  In the event that this agreement is terminated, Company shall pay Consultant all fees due Consultant and reimburse Consultant for all expenses incurred no later than within 15 days of the effective date of such termination. In the event that the effective date of termination is not on the last day of any calendar month, then Consultant shall be paid for his services during that month on a pro rata basis equal to the number of days in said month prior to the effective date of termination divided by the total number of days during said month.

5) Services After Termination.  Company will provide Consultant with confidential information; therefore Consultant agrees that, for a period of 90 days following the termination of this Agreement, Consultant will not perform any similar services for any person or firm engaged in the same or similar business as that of the Company in Colfax County, New Mexico or Las Animas, Colorado.

6) Confidential Information.

a)
In connection with the performance of the Advisory Services contemplated by this Agreement, the Company will provide the Consultant with access to Confidential Information (as hereinafter defined) of the Company.  Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to Consultant.  Confidential Information also includes anything generated by Consultant in connection with his Service’s under this Agreement, including but not limited to work-product, reports or studies.  Anything generated by Consultant in connection with his Service’s under this Agreement, including but not limited to work-product, reports or studies, is the sole-property of the Company.

b)
Consultant acknowledges and understands that (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor), (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.  Moreover, Consultant acknowledges that customers of the Company entrust the Company with responsibility for acquiring knowledge relating to aspects of their customers’ businesses, with the expectation that the Company will hold all such knowledge, including in some cases the fact that they are doing business with the Company, and the specific transactions in which they are engaged, in the strictest confidence (the “Customer Confidences”).

c)
For purposes hereof, “Confidential Information” includes, but is not limited to information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, Customer Confidences, employees, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company, including, but not limited to, information (whether geological, geophysical, economic, or financial and whether in the form of maps, charts, logs, seismographs, interpretations, calculations, summaries, opinions or other written or charted means) which is related, directly or indirectly, to any oil and gas or mineral interests or prospective interests located in the County of Colfax, New Mexico, the County of Tom Green, Texas or in East Texas (the “Geographical Areas”) or to the exploration potential of the Geographical Areas, and which are now or hereafter disclosed by or on behalf of the Company to Consultant.

d)
Consultant agrees to keep Confidential Information confidential and, except as authorized by the Company, in writing, Consultant shall not, directly or indirectly, use Confidential Information for any reason except to perform its obligations under this Agreement.  No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to Consultant.  Consultant also agrees that the during the term of this agreement and for a period of 90 days after the termination of this Agreement, he will not  purchase or acquire in any manner, directly or indirectly, any coal, hard rock mineral, timber or oil or gas ownership, leasehold, royalty or other interest within the Geographical Areas unless otherwise agreed to in writing by the Company.

e)
Consultant shall restrict disclosure of Confidential Information to its own employees with a “need to know” (i.e., employees that require the Confidential Information to perform their responsibilities in connection with this Agreement) and not disclose it to any other person or entity without the prior written consent of the Company.  Consultant shall use Confidential Information only for purposes of performing under this Agreement, and shall advise those employees who access the Confidential Information of their obligations with respect thereto.  Further, Consultant shall copy Confidential Information only as necessary, and ensure that all confidentiality notices are reproduced in full on such copies.

f)
The restrictions in subsection (d) of this Section shall not apply to any Confidential Information if Consultant can demonstrate that the Confidential Information: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously known by Consultant without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is approved for release by written authorization of the Company; (v) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vi) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that Consultant notifies the Company of the order or request ten days prior to disclosure and permits the Company to seek an appropriate protective order.  Notwithstanding anything herein to the contrary, information described in paragraph f) (i)-(iv) shall not be considered Confidential Information.

7) Non-Disparagement.  From the Effective Date, throughout the term of this Agreement, and for three (3) years thereafter, each party agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other, its employees, directors, and officers.  Each party acknowledges and agrees this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.

Each party understands and agrees this Section is a material provision of this Agreement and any breach of this Section shall be a material breach of this Agreement, and the non breaching party would be irreparably harmed by violation of this provision.

8) Remedies for Breach of Sections 5, 6 and 7.  Each party agrees that if Section 5 (Services after Termination), Section 6 (Confidential Information), or Section 7 (Non-Disparagement) of this Agreement is breached by the other, the remedy at law may be inadequate and therefore an injunction, specific performance or other forms of equitable relief or money damages or any combination thereof shall be available.  To this extent, the parties agree any injunctive relief sought by the parties shall be brought in either a state or federal district court located in Dallas County, Texas.  All rights, powers and remedies provided for herein are cumulative, and not exclusive, of any and all rights, powers and remedies at law or in equity as may now or hereafter exist.  The prevailing party shall be entitled to recover the cost and expenses incurred in enforcing this Agreement including any attorneys' fees.

9) Remedies for Breach of Sections 1, 3 and 4.  The parties agree the sole remedy for a failure to perform under Section 1 (Performance), Section 3 (Compensation), or Section 4 (Termination) of this Agreement is a claim for breach of contract.  The parties waive any extra-contractual claims they may have against the other, either now or in the future, and agree not to pursue any such claims against the other related to a failure to perform under Sections 1, 3 or 4 of this Agreement.  The parties agree that any damages for breach of Sections 1, 3 or 4 of this agreement shall be limited to any amounts owed under the terms of Sections 1, 3 or 4 of this Agreement, and attorneys’ fees, costs or expenses incurred in enforcing this Agreement.

10) Governing Law.  This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Texas and shall be governed and construed under and in accordance with the laws of the State of Texas. Anything in this Agreement to the contrary notwithstanding, Consultant shall conduct its business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which Consultant is located.

11) Entire Agreement.  Each Party represents and warrants that they haves not relied on any statements or representations other than those set forth in this Agreement.  This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

12) Modification.  An alteration or modification of any of the provisions in this Agreement will not be binding unless in writing and signed by authorized representatives of the parties to this Agreement.

13) Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

14) Waiver.  Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

15) Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

Notices to Company:	Notices to Consultant:
Sun River Energy, Inc. Attn: Jim Pennington, General Counsel 5950 Berkshire Lane, Suite 1650 Dallas, Texas 75225 Facsimile: (214) 369-7301	Andrew Southwell 231 South Bemiston Avenue, Suite 800 St. Louis, Missouri 63105 Facsimile: (314) 854-9118

16) Assignment of Agreement.  The rights of the Consultant hereunder are not assignable or otherwise transferable by the Consultant.

17) Construction and Enforcement.  This Agreement shall be construed in accordance with the laws of the State of Texas, without an application of the principles of conflicts of laws.  Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Dallas County in the State of Texas.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Dallas County, Texas, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Dallas County, Texas has been brought in an inconvenient form.

18) Indemnification.  The Company shall indemnify Consultant and hold Consultant harmless against any losses, claims, damages, expenses or liabilities to which the Consultant may become subject arising out of or in connection with the rendering of services by Consultant pursuant to this Agreement, including legal or other expenses reasonably incurred by Consultant in connection with defending any lawsuits or proceedings, unless  such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of Consultant.  The Consultant shall indemnify the Company and hold the Company harmless against losses, claims, damages, expenses or liabilities to which the Company may become subject arising out of or in connection with the breach of this Agreement by Consultant, including legal or other expenses reasonably incurred by the Company in connection with defending any lawsuits or other proceedings, unless  such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of Company, or its employees, agents, or representatives.  Further, the Company and the Consultant agree that the provisions hereof shall survive any termination of this Agreement.

19) ARBITRATION PROVISION.

EACH PARTY HEREBY EXPRESSLY AGREES THAT ANY CLAIM THEY MAY HAVE AGAINST THE OTHER ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF A BREACH OF SECTION 1, 3 OR 4 OF THIS AGREEMENT, SHALL BE RESOLVED THROUGH BINDING ARBITRATION.  IN THE EVENT THAT A DISPUTE ARISES BETWEEN THE CONSULTANT AND THE COMPANY, SUN RIVER ENERGY, INC., ITS OFFICERS, DIRECTORS, MANAGERS, ANY AGENTS, OR ANY OF THE AFOREMENTIONED PARTIES' LEGAL REPRESENTATIVES, ATTORNEYS, ACCOUNTANTS, AGENTS, EMPLOYEES OR SUBSIDIARIES, ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF A BREACH OF SECTION 1, 3 OR 4 OF THIS AGREEMENT, THE  PARTIES HEREBY EXPRESSLY AGREES THAT ANY CLAIM THEY MAY HAVE SHALL BE RESOLVED THROUGH BINDING ARBITRATION RATHER THAN LITIGATION.  THE PARTIES HEREBY AGREE TO SUBMIT SUCH DISPUTE FOR RESOLUTION TO THE AMERICAN ARBITRATION ASSOCIATION IN DALLAS COUNTY, TEXAS FOR ARBITRATION UNDER THE TEXAS ARBITRATION ACT TO BE DECIDED BEFORE A SINGLE ARBITRATOR, SELECTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.  THE ARBITRATOR SHALL BE AN ATTORNEY LICENSED IN THE STATE OF TEXAS.

ALL FILING FEES, COSTS AND EXPENSES ASSOCIATED WITH ANY SUCH ARBITRATION SHALL BE BORNE EQUALLY.

THIS AGREEMENT TO ARBITRATE SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.  THE AFOREMENTIONED AGREEMENT TO ARBITRATE DOES NOT APPLY TO SECTION 5 (CONFIDENTIAL INFORMATION) OR SECTION 6 (NON-DISPARAGEMENT) OF THIS AGREEMENT, IT BEING EXPRESSLY UNDERSTOOD THAT EITHER PARTY MAY FILE SUIT IN STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS TO ENFORCE SECTIONS 5 OR 6 OF THIS AGREEEMENT.

20) Binding Nature, No Third Party Beneficiary.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

21) Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

SUN RIVER ENERGY, INC.

By: _____________________________
Donal R. Schmidt, Jr., President

ANDREW SOUTHWELL

By: ______________________________
Andrew Southwell, Individually